EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

HECLA MINING COMPANY

/s/ Dean W.A. McDonald

Name: Dean W.A. McDonald

Title: Senior Vice President - Exploration

Dated: March 23, 2018

1156291 B.C. Unlimited

Liability Company

/s/ Dean W.A. McDonald

Name: Dean W.A. McDonald

Title: Vice President

Dated: March 23, 2018

Schedule A

EXECUTIVE OFFICERS AND DIRECTORS OF HECLA MINING COMPANY

The name, business address, title and present principal occupation or employment of each of the directors and executive officers of Hecla Mining Company are set forth below. The current business address of each of these individuals is 6500 North Mineral Drive, Suite 200, Couer d’Alene, Idaho 83815-9408, and the current business phone number of each of these individuals is (208) 769-4100. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to Hecla Mining Company. All of the persons listed below are U.S. citizens except for Messrs. Brown, Hall and McDonald who are Canadian citizens.

Name, Title and Address	Principal Occupation	Name, Principal Business and Address of Organization in which Principal Occupation is Conducted
Phillips S. Baker, Jr., President and CEO, Director	President and CEO, Director	Hecla Mining Company (precious metals mining company)
Lindsay A. Hall, Senior Vice President, Chief Financial Officer and Treasurer	Senior Vice President, Chief Financial Officer and Treasurer	Hecla Mining Company (precious metals mining company)
Lawrence P. Radford, Senior Vice President – Operations	Senior Vice President – Operations	Hecla Mining Company (precious metals mining company)
Dr. Dean W.A. McDonald, Senior Vice President – Exploration	Senior Vice President – Exploration	Hecla Mining Company (precious metals mining company)
David C. Sienko, Vice President and General Counsel	Vice President and General Counsel	Hecla Mining Company (precious metals mining company)
Robert D. Brown, Vice President – Corporate Development	Vice President – Corporate Development	Hecla Mining Company (precious metals mining company)
Ted Crumley, Director and Chairman of the Board
George R. Nethercutt, Jr., Director	Of Counsel	Lee & Hayes Law Offices (law firm) 601 W. Riverside, Suite 14500 Spokane, WA 99201
Terry V. Rogers, Director
Charles B. Stanley, Director	Executive Vice President and Director of QEP Resources, Inc.	QEP Resources, Inc. (natural gas and oil exploration and production company) 1050 17th Street, Suite 800 Denver, CO 80265
George R. Johnson, Director
Stephen F. Ralbovsky, Director	Sole Proprietor	Wolf Sky Consulting (mining and mining tax consulting company) 12138 N. 120th Way Scottsdale, AZ 85259
Catherine J. Boggs	General Counsel	Resource Capital Funds (mining-focused private equity firm) 1400 Sixteenth St., Suite 200 Denver, CO 80202

EXECUTIVE OFFICERS AND DIRECTORS OF 1156291 B.C. Unlimited Liability Company

The name, business address, title and present principal occupation or employment of each of the directors and executive officers of 1156291 B.C. Unlimited Liability Company are set forth below. The current business address of each of these individuals is 6500 North Mineral Drive, Suite 200, Couer d’Alene, Idaho 83815-9408, and the current business phone number of each of these individuals is (208) 769-4100. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to Hecla Mining Company. Ms. Whitman is a U.S. citizen; Messrs. Brown and McDonald are Canadian citizens.

Name, Title and Address	Principal Occupation	Name, Principal Business and Address of Organization in which Principal Occupation is Conducted
Robert D. Brown, President and Director	Vice President – Corporate Development	Hecla Mining Company (precious metals mining company)
Dr. Dean W.A. McDonald, Vice President and Director	Senior Vice President – Exploration	Hecla Mining Company (precious metals mining company)
Tami D. Whitman	Secretary	Hecla Mining Company (precious metals mining company)